EXHIBIT 99.1

PreCheck Health Services Signs Additional Binding Agreement to Acquire Companies to Strengthen Its Point-of-Care Medical Screening Capabilities

•	LD Technology manufactures and markets multiple products in the medical device screening sector, including the PC8B
•	Medical Screening Inc. holds and owns all patents and proprietary technology of LD Technology
•	JAS Consulting is a provider of healthcare management, billing, and coding services
•	CPD Integrated Healthcare operates seven medical clinics
•	Total unaudited consolidated revenue from targeted companies during 1H19 was $5,925,039 with unaudited consolidated net profit of $1,783,107

MIAMI, FL – August 26, 2019 (GLOBE NEWSWIRE) – PreCheck Health Services, Inc. (“PreCheck” or the “Company”) (OTC: HLTY), a provider of medical screening devices which provide data to assist physicians in preventing and treating chronic diseases, announced today that the Company has executed an additional binding agreement for the acquisition of two companies, in addition to the two companies which were previously announced.

The four strategic acquisitions include JAS Consulting and CPD Integrated Healthcare, which were previously disclosed in July 2019, and LD Technology and Medical Screening Inc. Following the closings, all four companies will be owned by PreCheck as wholly owned subsidiaries and will establish the Company as a vertically integrated provider of point-of-care medical screening services as well as a medical clinic operator. The unaudited consolidated revenue for the four targeted companies in 2018 was $9,214,182. The unaudited consolidated revenue for the targeted companies for the first six months of 2019 was $5,925,039, with an unaudited consolidated net profit of $1,783,107.

“All four of these proposed acquisitions collectively put us on the right path for aggressive expansion through the offering of a multitude of medical screening technologies and billing and management services while also allowing us to operate seven medical clinics,” said Mr. Lawrence Biggs, Chief Executive Officer of PreCheck Health Services, Inc. “Furthermore, we will own all the patents, FDA device clearances, and proprietary technology necessary to create a vertically integrated medical screening services platform. As a result, upon completion of the audits of the targeted companies and assuming all other closing conditions are met, including payment of the cash and equity purchase price, we will be well-positioned to be profitable very early in our corporate history and provide great value to current and prospective shareholders.”

Under the terms of the acquisition agreement for LD Technology and Medical Screening Inc., the combined purchase price of these two companies is $15,000,000. The purchase terms include a cash payment of $5,000,000 at the initial closing, followed by a deferred $7,000,000 cash payment and a $3,000,000 payment in common stock within twelve months following the initial closing date. The Company intends to continue making efforts to raise the necessary capital to consummate the acquisition of these companies.

The terms of the agreement to acquire JAS Consulting and CPD Integrated Healthcare were previously disclosed as 5 million preferred shares convertible into 5 million shares of common stock upon the stock trading at $2/share and an additional $1 million in cash consideration.

Further details on the terms of these acquisition agreements are available in the Company’s regulatory filing, which can be accessed at www.sec.gov.

About PreCheck Health Services, Inc.

PreCheck Health Services, Inc. provides a medical screening service, which makes early detection and monitoring of chronic diseases easy and cost-effective for patients and doctors. The Company distributes a non-invasive medical screening device which screens for biomarkers, which are precursors to chronic disease. The device assesses sudomotor function, cardiac autonomic function, and endothelial function and measures the ankle brachial indices. In addition, the device calculates a patented cardiometabolic risk score based on these assessments and measurements, body composition, vital signs, and fitness markers. Cardiometabolic risk refers to the chance of having or developing diabetes, heart disease, or stroke. This device is targeted at the rapidly growing $139 billion global preventive healthcare technologies and services market, according to Grand View Research. The Company has an experienced management team with several decades of combined experience in medical testing services and medical device sales. The technology has been developed to address the growing mandates from Medicare, Medicaid, and insurance companies regarding early detection and prevention of chronic diseases.

PreCheck Health Services’ offering is based on the Company’s PC8B, an FDA-cleared and patented medical screening device, which performs a range of screening tests generally covered and reimbursed by Medicare, Medicaid, and most insurance companies. The non-invasive diagnostic tests are performed simultaneously, collectively taking under 10 minutes to perform and screening patients for multiple risk factors underlying certain chronic ailments, such as insulin resistance, cardiovascular disease (including PAD), endothelia dysfunction, digestive problems, and fatigue. The PC8B’s software helps the physician recommend a treatment plan for the patient.

Disclaimer for Forward-Looking Information

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including our ability to obtain substantial funding required for our operations; our ability to raise the cash portion of the purchase price for the acquisition of JAS Consulting and CPD Integrated Health Care and for the other closing conditions to be met; our ability to successfully integrate the target business following closing; our ability to market our product to physicians, our ability to generate a gross margin from any sales we may make; our dependence upon a sole supplier for our products and our reliance of the supplier to protect its intellectual property incorporated in our product; our ability to obtain rights to and to market successfully market products such as the PC8B, following the acquisition of JAS Consulting and CPD Integrated Health Care, our ability to develop the business of these businesses, our ability to comply with applicable laws relating to the operation of a medical practice, including laws relating to the corporate practice of medicine, and the financial relationship between PreCheck and the medical practices it owns; our ability to deal with the risks associated with the operation of a medical practice, including claims relating to malpractice; as well as other risks contained in “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended March 31, 2019, and any information contained in any other filings we make with the SEC.

Contact:

ir@precheckhealth.com

888-736-1120